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                                 EXHIBIT 10.1

                        Form of Escrow Agreement between
                           CNL Income Properties, Inc.
                               and SouthTrust Bank


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                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Agreement") is dated this ____ day of _________, 2004, by and among CNL INCOME PROPERTIES, INC., a Maryland corporation (the "Company"), CNL SECURITIES CORP., a Florida corporation (the "Managing Dealer"), and SOUTHTRUST BANK (the "Escrow Agent"). This Agreement shall be effective as of the effective date of the Company's Registration Statement filed with the Securities and Exchange Commission (the "Effective Date").

         WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer and selected broker-dealers who are registered with the National Association of Securities Dealers, Inc. or who are exempt from broker-dealer registration (the Managing Dealer and such selected broker-dealers are hereinafter referred to collectively as the "Soliciting Dealers") up to 200,000,000 shares of common stock of the Company (the "Shares") to investors pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares will be refunded to such subscribers if an aggregate of 250,000 Shares or more of the Company have not been sold and paid for, within one year of the initial effective date of the Company's prospectus (each date referred to herein individually as the "Closing Date");

         WHEREAS, the Company and the Managing Dealer desire to establish an escrow in which funds received from subscribers will be deposited until the Closing Date or such earlier date on which subscriptions for at least 250,000 Shares have been received (exclusive of any subscriptions from Pennsylvania residents, which shall not be counted toward the 250,000 Share threshold and shall not be released from escrow until at least $65,000,000 in subscriptions have been received), and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth; and

         WHEREAS, in order to subscribe for Shares, a subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii) as otherwise agreed to by the Company (collectively, the "Payment").

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows.

         1. Establishment of Escrow Accounts. On or prior to the Effective Date, the Company and the Managing Dealer shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled "ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF CNL INCOME PROPERTIES, INC." (the "Escrow Account"). All monies deposited in the Escrow Account are hereinafter referred to as the "Escrowed Funds." The Managing Dealer will, and will cause selected broker-dealers acting as Soliciting Dealers to, instruct subscribers to make Payments for subscriptions payable to the order of the Escrow Agent until such time (if any) as the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below. From and after such time, Payments may be made payable to either the Escrow Agent or the Company. Any Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below that are made payable to a party other than the Escrow Agent shall be returned to the Soliciting Dealer who submitted the Payment. The Managing Dealer may authorize certain Soliciting Dealers which are "$250,000 broker-dealers" to instruct their customers to make their Payments for Shares subscribed for payable directly to the Soliciting Dealer. In such case, the Soliciting Dealer will collect the proceeds of the subscribers' Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds.

         2. Deposits into the Escrow Account. The Managing Dealer will promptly deliver all monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Until such time that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below, the Managing Dealer also will deliver to the Escrow Agent a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber's name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid for by such subscriber for such Shares. The Company is aware and understands

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that, during the escrow period, it is not entitled to any funds received into escrow and no amount deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.


         3.       Collection Procedure.

                  (a) The Escrow Agent is hereby authorized to forward each Payment for collection and, upon collection of the proceeds of each Payment, to deposit the collected proceeds in the Escrow Account or, alternatively, the Escrow Agent may telephone the bank on which the Payment is drawn to confirm that the Payment has been paid.

                  (b) Any Payment returned unpaid to the Escrow Agent shall be returned to the Soliciting Dealer that submitted the Payment. In such cases the Escrow Agent will promptly notify the Company of such return.

                  (c) In the event that (i) the Company rejects any subscription for Shares or (ii) an investor who has telephonically or orally subscribed for Shares properly withdraws such subscription within ten
         (10) days from the date written confirmation has been received by the subscriber, and, in either such event, the Escrow Agent has already collected funds for such subscription, the Escrow Agent shall promptly issue a refund Payment to the drawer of the Payment submitted by or on behalf of the rejected or withdrawing subscriber. If either of the events specified in the clauses (i) or (ii) of the preceding sentence occur and, in either such event, the Escrow Agent has not yet collected funds for such subscription but has submitted the Payment relating to such subscription for collection, the Escrow Agent shall promptly issue a Payment in the amount of such Payment to the rejected or withdrawing subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment directly to the drawer of the Payment submitted by or on behalf of the subscriber.

         4. Investment of Escrowed Funds. The Escrow Agent, immediately upon receipt of each Payment remitted to it, shall deposit such Payment in a bank account (including, but not limited to, interest-bearing savings accounts and bank money market accounts), in short-term certificates of deposit issued by a bank, in short-term securities directly or indirectly issued or guaranteed by the United States Government, or in other short-term, highly liquid investments with appropriate safety of principal, all as directed by the Company. Interest and dividends earned on such investments shall be similarly reinvested. Following the distribution of Escrowed Funds to the Company pursuant to Paragraph 5 below, any funds remaining in the Escrow Account shall be invested in bank money market funds or similar instruments as directed by the Company.

         5. Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

                  (a) Subject to the last three sentences of this Paragraph 5(a), if at any time on or prior to the Closing Date, an aggregate of 250,000 Shares of the Company have been sold, then upon the happening of such event, the Escrow Agent shall deliver the Escrowed Funds to the Company. An affidavit or certification from an officer of the Company stating that, after excluding all Shares covered by the subscriptions described in the last two sentences of this Paragraph 5(a), 250,000 Shares have been timely sold, together with the receipt by the Escrow Agent of a minimum of $2,500,000 in cleared funds attributable to sales of Shares shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred. Thereafter, the Escrow Agent shall release from the Escrow Account to the Company any and all Escrowed Funds therein, together with all interest earned thereon, upon the written request of an officer of the Company as listed on the incumbency certificate provided to the Bank by the Company, except as expressly provided otherwise in the last two sentences. In determining whether the 250,000 share threshold has been attained, subscriptions from investors who have subscribed for Shares orally, where representatives of a Soliciting Dealer have executed the Subscription Agreement relating to such Shares on behalf of the investor, shall not be included in determining whether the minimum 250,000 Shares have been sold for a period of ten (10) days from the date written confirmation has been received by the subscriber, provided that such subscriptions shall not be released from


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         escrow until the expiration of a period fifteen (15) days from the date written confirmation has been mailed to the subscriber relating to such subscriptions. Additionally, in determining whether the 250,000 share threshold has been attained, subscriptions from investors who received a prospectus less than five (5) business days prior to the determination under this subparagraph (a) of the number of available Shares to be released from escrow as evidenced by the date of execution of such investor's subscription agreement shall not be included in determining whether the minimum 250,000 Shares have been sold. Further, in determining whether the 250,000 Share threshold has been attained, subscriptions from Pennsylvania residents shall not be included in determining whether the minimum 250,000 Shares have been sold.
         Moreover, subscription funds from Pennsylvania investors shall not be released from the Escrow Account until at least $65,000,000 in subscriptions have been received.

                  (b) If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company pursuant to subparagraph (a) above, the Escrow Agent shall return the Escrowed Funds to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, together with interest calculated as described in Paragraph 6 below and without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Company and the Managing Dealer of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.


         6. Distribution of Interest. If the Escrowed Funds become deliverable to subscribers pursuant to Paragraph 5(b) above, the Escrow Agent shall compute and distribute to each investor a pro rata share of the investment earnings of the Escrowed Funds. Each subscriber's pro rata share of investment earnings shall be computed as follows:
                                                Individual Subscription
                                                amount x days held
                  Investment Earnings     x     Total subscription
                                                amounts x days held

Such pro rata share of investment earnings shall be distributed to each subscriber with the return of their subscription amounts.

         7.       Liability of Escrow Agent.

                  (a) In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

                  (b) The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by it resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising out of the Escrow Agent's willful default, misconduct, or gross negligence under this Agreement.

                  (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, including the Circuit Court of Orange County, Florida, all



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         money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. The Company shall indemnify the Escrow Agent against its court costs and attorneys' fees incurred in filing such legal proceedings.







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         8.       Inability to Deliver. In the event that Payments for
subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 120 days after such delivery, the Escrow Agent shall deliver such uncleared Payments to the Company unless the Escrowed Funds are returned to subscribers pursuant to Paragraph 5(b) above, in which case the Escrow Agent shall mail such uncleared Payments to the subscribers.

         9. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

         If to the subscribers for
         Shares:                    To their respective
                                    addresses as specified in
                                    their Subscription
                                    Agreements.

         If to the Company:         CNL Income Properties, Inc.
                                    CNL Center at City Commons
                                    450 South Orange Avenue
                                    Orlando, Florida  32801
                                    Attention:  Mr. Thomas J. Hutchison III,
                                    Chief Executive Officer and President

         If to the Managing Dealer: CNL Securities Corp.
                                    CNL Center at City Commons
                                    450 South Orange Avenue
                                    Orlando, Florida  32801
                                    Attention:  Mr. Robert A. Bourne, President

         If to the Escrow Agent:    SOUTHTRUST BANK
                                    110 Office Park Drive, Second Floor
                                    Birmingham, AL 35233
                                    Attention:  Ms. Rebecca Brayman

         10       Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the following fees to the Escrow Agent.

                  (a) In the event that by the Closing Date an aggregate of 250,000 Shares have not been sold for the account of the Company, the Company will pay the Escrow Agent a fee in an amount equal to $15 per investor, with a minimum fee of $1,500, payable within 30 days following the Closing Date.

                  (b) In the event that an aggregate of at least 250,000 Shares are sold by the Closing Date, the Company will pay the Escrow Agent a fee for its services hereunder (the "Escrow Fee"). The Escrow Fee shall be $350 for each month or any portion thereof that the Escrow Account continues for the Company. The first payment of the Escrow Fee by the Company shall be due on the earlier of (i) the date on which the Escrowed Funds become distributable to the Company pursuant to Paragraph 5 hereof, or (ii) six months from the effective date of this Agreement; or (iii) the closing of the offering of Shares in the Company. Subsequent payments by the Company, if any, shall be due and payable no less frequently than six-month intervals while the escrow continues for the Company. In no event shall the total Escrow Fees payable by the Company pursuant to this Agreement be less than $2,100, nor more than $4,200, for any 12-month period. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any fee, reimbursement for costs and expenses, indemnification for any damages incurred by the Escrow Agent, or monies whatsoever be paid out of or chargeable to the Escrowed Funds in the Escrow Account.

         11.      General.

                  (a) This Agreement shall be interpreted, construed and enforced in all respects in accordance


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         with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

                  (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

                  (d) This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

                  (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

         12. Representation of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

         13. Resignation of Escrow Agent. Should, at any time, any attempt be made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent as shall be appointed by the Company or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.


         14. Acts of God. The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    "COMPANY"
                                    CNL INCOME PROPERTIES, INC.


                                    By:    __________________________________
                                           THOMAS J. HUTCHISON III
                                           Chief Executive Officer and President


                                    "MANAGING DEALER"
                                    CNL SECURITIES CORP.


Attest: ________________________    By:    ___________________________________
                                           ROBERT A. BOURNE, President



                                    "ESCROW AGENT"
                                    SOUTHTRUST BANK


Attest: ________________________    By:    ___________________________________
                                    Name:  ___________________________________
                                    Title: ___________________________________









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